Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment to Securities Purchase Agreement (hereinafter referred to as this “Amendment”) dated as of November 30, 2006, is entered into by and among NEOPROBE CORPORATION (the “Company”), a Delaware corporation, BIOMEDICAL VALUE FUND, L.P. (“BVF”), a Delaware limited partnership, BIOMEDICAL OFFSHORE VALUE FUND, LTD. (“BOVF” and together with “BVF,” the “BV Funds”), an exempted company incorporated under the provisions of the Companies Law of the Cayman Islands, and DAVID C. BUPP (“Bupp” and together with the BV Funds, each a “Purchaser” and collectively, the “Purchasers”).

W I T N E S S E T H :

WHEREAS, the Company and the Purchasers are parties to that certain Securities Purchase Agreement dated as of December 13, 2004 (hereinafter referred to as the “Purchase Agreement”); and

WHEREAS, the Purchasers and the Company desire to amend the Purchase Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Terms defined in the Purchase Agreement which are used herein shall have the same meaning as set forth in the Purchase Agreement unless otherwise specified herein.

Section 2. Effect of this Amendment. This Amendment shall not change, modify, amend or revise the terms, conditions and provisions of the Purchase Agreement or the Security Agreement, the terms and provisions of which are incorporated herein by reference, except as expressly provided herein or in the replacement Notes and Warrants executed in connection herewith and agreed upon by the parties hereto. This Amendment is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding Obligations. The Company and the Purchasers agree that, except as expressly provided herein or in other documents executed in connection herewith, all terms and conditions of the Purchase Agreement and Security Agreement shall remain and continue in full force and effect. The Company acknowledges and agrees that the indebtedness under the Purchase Agreement and Notes remains outstanding and is not extinguished, paid, or retired by this Amendment, or any other agreements between the parties hereto prior to the date hereof, and that the Company is and continues to be fully liable for all Obligations contemplated by or arising out of the Purchase Agreement, Security Agreement, Notes and Warrants, as amended or replaced pursuant to this Amendment.

Section 3. Amendment of Purchase Agreement.

3.1 The following definitions appearing in Section 1 of the Purchase Agreement are amended and replaced (except as to the definition of “Asset Disposition”, for which only the first sentence thereof is amended and replaced) to read as follows:

“Asset Disposition” shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of the Company or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

“BOVF Note” shall mean the replacement senior secured convertible promissory note issued to BOVF pursuant to the Amendment in the principal amount of $3,600,000, substantially in the form attached to the Amendment as Exhibit A.

“BOVF Warrant” shall mean the replacement warrant issued to BOVF pursuant to the Amendment, substantially in the form attached to the Amendment as Exhibit B.

“Bupp Note” shall mean the replacement senior secured convertible promissory note issued to Bupp pursuant to the Amendment in the principal amount of $100,000, substantially in the form attached to the Amendment as Exhibit A.

“BUPP Warrant” shall mean the replacement warrant issued to Bupp pursuant to the Amendment, substantially in the form attached to the Amendment as Exhibit B.

“BVF Note” shall mean the replacement senior secured convertible promissory note in the principal amount of $4,400,000 substantially in the form attached to the Amendment as Exhibit A.

“BVF Warrant” shall mean the replacement warrant issued to BVF pursuant to the Amendment, substantially in the form attached to the Amendment as Exhibit B.

3.2 The following Section 8.8 is hereby added to the Purchase Agreement:

8.8 Sale of Additional Equity Securities. The Company agrees (i) to use its reasonable best efforts to commence on or before April 31, 2007, and continue during the balance of the term of the Notes, the offering and sale of its equity securities with aggregate gross proceeds during such period of up to $10,000,000 (an “Equity Sale”), and (ii) to apply not less than 50% of the Equity Proceeds to repayment of the principal balance of the Notes. For this purpose, “Equity Proceeds” means the actual cash proceeds received by the Company from any Equity Sale, net of all costs incurred by the Company in connection with the offering and sale of the securities, including without limitation all commissions and placement agent fees and expense reimbursements, registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of Company counsel.

3.3 Section 9.6 of the Purchase Agreement is amended and replaced to read as follows:

9.6 Dispositions of Assets. Except as provided in Section 9.6(a), (b), (c), or (d) the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to (i) convey, sell (pursuant to a sale/leaseback or otherwise), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any material amount of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, or (ii) enter into any license, assignment, sharing or other transfer of Intellectual Property of the Company or Subsidiaries, or rights therein, whether through cooperative research and development agreements, strategic alliances, agreements providing for the manufacturing, distribution or sale of products or services of the Company or Subsidiaries, or otherwise (a “Partnering Transaction”):

(a) Bona fide sales of inventory, including, without limitation, real estate acquired in the ordinary course of business, to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business;

(b) Asset Dispositions if all of the following conditions are met:

(i) the market value of assets sold or otherwise disposed of (by the Company and its Subsidiaries taken as a whole) in any fiscal year do not exceed $500,000;

(ii) the Net Proceeds received is at least equal to the fair market value of such assets;

(iii) at least 75% of the consideration received is cash;

(iv) not less than 50% of the Net Proceeds are applied to repayment of the principal balance of the Notes;

(v) the assets disposed of in the Asset Disposition are not subject to a security interest pursuant to the Security Agreement; and

(vi) no Event of Default then exists or shall result from such sale or other disposition.

(c) Partnering Transactions if all of the following conditions are met:

(i) at least 50% of the consideration received is cash;

(ii) not less than 50% of the Partnering Proceeds are applied to repayment of the principal balance of the Notes. For this purpose, “Partnering Proceeds” means the proceeds thereof to the Company (inclusive of cash and the fair market value of any property received as consideration for such Partnering Transaction), net of all costs incurred by the Company in connection with or pursuant to the Partnering Transaction, including without limitation all transaction fees and expenses of the Company, license fees or royalty payments required to be paid to third parties from proceeds, recording and transfer fees, accounting fees, and fees and disbursements of Company counsel; and

(iii) the assets subject to the Partnering Transaction are not subject to a security interest pursuant to the Security Agreement; and

(iv) no Event of Default then exists or shall result from such Partnering Transaction.

(d) Partnering Transactions with contract manufacturers to effect the outsourcing of formulation or manufacturing of products of the Company or Subsidiaries, where any associated license of Intellectual Property to the contract manufacturer is limited to those rights necessary to the formulation or manufacture of products for the sole benefit of the Company.

3.4 Section 9.8 of the Purchase Agreement is hereby deleted.

Section 4. Representations and Warranties of the Company. The Company hereby represents and warrants, in addition to any other representations and warranties contained in the Purchase Agreement, as follows:

(a) This Amendment constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(b) The Company has taken all necessary and appropriate corporate action for the approval of this Amendment and the authorization of the execution, delivery and performance hereof, and the execution and delivery of the BOVF Note, the BOVF Warrant, the Bupp Note, the Bupp Warrant, the BVF Note and the BVF Warrant; and

(c) As of the date hereof and after giving effect to the amendments to the Purchase Agreement contained herein, there is no Event of Default under the Purchase Agreement or the Notes.

Section 5. Representations and Warranties of the Purchasers. Each Purchaser, severally but not jointly, hereby represents and warrants, in addition to any other representations and warranties contained in the Purchase Agreement, as follows:

(a) This Amendment constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(b) The Purchaser has taken all necessary and appropriate corporate action for the approval of this Amendment and the authorization of the execution, delivery and performance hereof, and the exchange of the replacement Notes and Warrants for the Notes and Warrants currently outstanding.

Section 6. Closing. The closing of the transactions contemplated by this Amendment, including the exchange of the replacement Notes and Warrants for the currently outstanding Notes and Warrants, shall occur promptly following the execution and delivery of this Amendment by the parties, which may be effected as provided in Section 11.5 of the Agreement. Notwithstanding Section 11.5 of the Agreement, the Company shall deliver by overnight delivery to each of the Purchasers the replacement Notes and Warrants to the Purchasers, against surrender by the Purchasers to the Company by overnight delivery of the outstanding Notes and Warrants, and the closing shall be deemed complete upon completion of all such deliveries.

Section 7. Governing Law. This Amendment has been executed and delivered and is intended to be performed in the State of New York and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of New York, except to the extent that the General Corporation Law of Delaware shall apply.

Section 8. Headings. The section headings used in this Amendment are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment.

Section 9. Amendment Expenses. The Company shall pay or reimburse, promptly on demand, all costs and expenses incurred by the Purchasers in connection with this Amendment, including without limitation attorneys’ fees and disbursements.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first written above.

NEOPROBE CORPORATION

By:	/s/ Brent L. Larson
Name: Brent L. Larson
Title: VP Finance/ CFO

BIOMEDICAL VALUE FUND, L.P.
By:	GREAT POINT GP, LLC, its general partner

By:	/s/ David Kroin
Name: David Kroin
Title: Managing Director

BIOMEDICAL OFFSHORE VALUE FUND, LTD.
By:	GREAT POINT PARTNERS, LLC, its investment manager

By:	/s/ David Kroin
Name: David Kroin
Title: Managing Director

DAVID C. BUPP

By:	/s/ David C. Bupp